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                                                                    EXHIBIT 99.1

                             [PLATINUM EQUITY LOGO]

NEWS RELEASE

Date:     Jan. 29, 2001

NYSE: WCG
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
Contact:  Deborah Trevino or Cheena Pazzo    Patricia Kraft                        Alanna Chaffin
          Williams Communications (media)    Williams Communications (investors)   Platinum Equity
          (918) 573-4764 or (918) 573-4387   (918) 573-0649                        (310) 712-1850
          deborah.trevino@williams.com       patricia.kraft@williams.com           achaffin@peh.com
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Williams Communications To Strengthen Focus On Core Broadband Business

PLATINUM EQUITY SIGNS DEFINITIVE AGREEMENT TO ACQUIRE WILLIAMS COMMUNICATIONS
SOLUTIONS UNIT

         TULSA, Okla. -- In a move to strengthen focus on the rapidly growing broadband market, Williams Communications, LLC (NYSE:WCG) has signed a contract with Platinum Equity to sell its Houston-based enterprise services business unit, Williams Communications Solutions, LLC (Solutions).

          Solutions is a leading provider of fully integrated enterprise communications services to businesses throughout North America. Platinum Equity is a Los Angeles-based, private equity firm specializing in acquiring and operating mission-critical technology organizations and technology-enabled service companies worldwide.

         Under the terms of the agreement, Platinum Equity will acquire Williams
Communications Solutions' United States and Mexico operations, which offer a full range of enterprise voice and data solutions. Plans for operations in Canada will be announced at a later date. Solutions 2000 revenues are expected to be in excess of $1.3 billion.

         According to Howard Janzen, president and chief executive officer of Williams Communications, the sale of this business unit will allow Williams
Communications to fully leverage its newly completed 33,000-mile next generation network--the largest in North America--and focus growth opportunities on its core broadband network business.

         "Williams Communications continually examines opportunities to realign its business to improve shareholder value," Janzen said. "Our decision was prompted by a need to meet the growing demand for broadband network services."

         "The acquisition of Williams Communications Solutions provides an opportunity for both organizations to pursue strategic initiatives and builds on our strategy of continuing to expand our presence in the rapidly evolving communications space. We warmly welcome the entire Williams Communications
Solutions organization," said Tom T. Gores, chairman and CEO Platinum Equity.

                                      MORE


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PAGE 2 OF 3/ WILLIAMS COMMUNICATIONS FOCUSES ON BROADBAND; SELLS SOLUTIONS UNIT
TO PLATINUM



         Platinum Equity will integrate Williams Communications Solutions and
Milgo Solutions, an international voice and data solutions and services provider in the consulting, design, provisioning, deployment, management and support of mission-critical wide-area networks. The integration of the two companies will create an organization with a strong competitive position in converged voice and data solutions.

          "By joining Platinum Equity, Solutions will find an environment that offers renewed focus on enterprise services. The power of our workforce is what made us an industry leader, and Platinum's plan to integrate Solutions and Milgo complements our existing strategy to expand our data and convergence capabilities," said Patti Schmigle, president of Williams Communications
Solutions.

   Gores commented, "The success of our portfolio company, Milgo Solutions, has given us great insight into the opportunities in this space. We recognize
Williams Communications Solutions as an organization with a breadth of expertise, quality of service and understanding of leading vendor solutions that is unsurpassed in the communications market space - we're excited to begin the work to create the next level of value for Solutions."

         The new company will have extended capabilities and geographic reach, enabling it to provide unified services and solutions to major enterprise customers, service providers and manufacturers throughout the world. Milgo and Williams Communications Solutions will operate as a combined entity, under a new name to be announced within the next 30-45 days.

         Transition teams will ensure Solutions customers receive no interruption in service or product delivery during the transfer of ownership, which is anticipated in about 90 days pending regulatory approval. Williams
Communications Solutions employees will be retained by Platinum Equity and headquarters will remain in Houston, Texas. Nortel, which owns a minority stake in Solutions, has been an active supporter in the negotiations and participant in the transaction. Nortel's interest will be sold as part of the transaction.

         Platinum Equity's executive vice president of mergers and acquisitions, Johnny Lopez stated, "With the support of global communications leaders such as Nortel Networks, the new organization will be at the forefront in delivering converged voice and data solutions. This will benefit the enterprise customer, as well as provide world class support to communication service providers and manufacturers."

          "Nortel Networks has a solid, long-standing relationship with both
Milgo and Williams Communications Solutions," said Alan Kember, President,
Americas sales & marketing, Nortel Networks. "Together, we will enable existing and new customers to profit from the Internet revolution by transforming their existing networks based on our industry leading IP capabilities for voice and data. The opportunity for us to team and unleash the power of the high performance Internet is unprecedented."


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PAGE 3 OF 3/ WILLIAMS COMMUNICATIONS FOCUSES ON BROADBAND; SELLS SOLUTIONS UNIT
TO PLATINUM

ABOUT WILLIAMS COMMUNICATIONS GROUP, INC. (NYSE:WCG)

         Williams Communications, through its subsidiaries, is North America's only exclusively carrier-focused fiber-optic network. Based in Tulsa, Okla., Williams Communications is located primarily in North America, with offices in Europe and Asia and investments in South America and Australia. Approximately 85 percent of WCG stock is held by Williams (NYSE:WMB) which, in 1985, became the first energy company to harness its core competency as a builder of networks to enable competition in the communications industry. Additional information is available at www.williams.com and www.williamscommunications.com.

ABOUT PLATINUM EQUITY

         Platinum Equity (www.peh.com), based in Los Angeles, has been recognized as one of the largest and fastest growing privately held IT companies in the United States by both Forbes and Business Week magazines. The company has distinguished itself as a billion-dollar investment corporation that specializes in acquiring and operating mission-critical technology organizations and technology-enabled service companies throughout the world. Platinum currently owns 19 technology-driven corporations, occupies 60 office locations in 11 countries and features a workforce of 10,000 employees, an established infrastructure in more than 100 countries and offices in Europe, Asia and South
America serving tens of thousands of customers located throughout the world.


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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995.
Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.